================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------
              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              ON NOVEMBER 19, 2002

                        REGISTRATION  NO.  333-_______


                                HUMAN BIOSYSTEMS
             (Exact Name of Registrant as Specified in Its Charter)

          CALIFORNIA                      8731                 77-0481056
(State or Other Jurisdiction of      (Primary Standard      (I.R.S. Employer
Incorporation or Organization)   Industrial Identification      Number)
                                    Classification Code)

                               1127 HARKER AVENUE
                          PALO ALTO, CALIFORNIA 94301
                                  650-323-0943
              (Address, Including Zip Code, and Telephone Number,
            Including Area Code, of Registrant's Executive Offices)

                             2001 Stock Option Plan
                   1998 Statutory Incentive Stock Option Plan
                      1998 Non-Statutory Stock Option Plan
                             Consulting Agreement
                              Cancellation of Debt

                                  HARRY MASUDA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                HUMAN BIOSYSTEMS
                               1127 HARKER AVENUE
                          PALO ALTO, CALIFORNIA 94301
                                  650-323-0943
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                            -----------------------
                                    COPY TO:
                             CATHRYN S. GAWNE, ESQ.
                            SILICON VALLEY LAW GROUP
                       152 NORTH THIRD STREET, SUITE 900
                           SAN JOSE, CALIFORNIA 95112
                                 (408) 286-6100

================================================================================

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
                                                      PROPOSED         PROPOSED
                                                      MAXIMUM           MAXIMUM          AMOUNT OF
TITLE OF SECURITIES     AMOUNT TO BE               OFFERING PRICE      AGGREGATE       REGISTRATION
TO BE REGISTERED        REGISTERED                  PER SHARE (1)    OFFERING PRICE         FEE
--------------------------------------------------------------------------------------------------------

Common Stock,
 no par value (2)         1,585,500 shares               $0.27        $   428,085      $  39.38

Common Stock,
 no par value (3)           600,000 shares               $0.27        $   162,000      $  14.90

Common Stock,
 no par value (4)         2,000,000 shares               $0.27        $  540,000       $  49.68

Common Stock,
 no par value (5)            66,000 shares               $0.27        $   17,820       $   1.64

Common Stock,
 no par value (6)           630,488 shares               $0.27        $  170,232       $  15.66

Total                     4,881,988 shares                           $ 1,318,137       $ 121.26
---------------------------------------------------------------------------------------------------
(1)     Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h).

(2) Represents shares of common stock issued or issuable pursuant to the 2001 Stock Option Plan.

(3) Represents shares of common stock issued or issuable pursuant to the 1998 Statutory Incentive Stock Option Plan.

(4) Represents shares of common stock issued or issuable pursuant to the 1998 Non-Statutory Incentive Stock Option Plan.

(5) Represents shares of common stock issued to consultant under a consulting agreement.

(6) Represents shares of common stock issued to employees in consideration for debt cancellation.


                                EXPLANATORY NOTE

Human BioSystems (formerly known as HyperBaric Systems) (the "Company") has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register resales of certain shares of Company common stock, no par value, issued under three option plans: the Company's 2001 Stock Option Plan, pursuant to which 1,585,500 shares of common stock have been reserved for issuance, the Company's 1998 Statutory Incentive Stock Option Plan, pursuant to which 600,000 shares of common stock have been reserved for issuance, and the Company's 1998 Non-Statutory Incentive Stock Option Plan, pursuant to which 2,000,000 shares of
common stock have been reserved for issuance.   In addition, this registration
statement registers for resale shares of common stock issued to a consultant and shares of common stock issued or issuable to employees in consideration for the cancellation of debt.

This registration statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. The second part contains information required in the registration statement under Part II of Form S-8.



                               REOFFER PROSPECTUS

                                 ______________

                                HUMAN BIOSYSTEMS
                               1127 HARKER AVENUE
                          PALO ALTO, CALIFORNIA 94301
                                  650-323-0943
                                 ______________

                        1,266,488 Shares of Common Stock

Up to an aggregate of 1,266,488 shares of common stock of Human BioSystems, a California corporation, may be offered and sold from time to time by the selling
stockholders identified in this reoffer prospectus.   See "Selling Stockholders"
beginning on page 10. Our common stock is traded on the NASD O-T-C Bulletin Board under the symbol "HBSC".

On November 13, 2002, the closing bid price for our common stock, as reported on the NASD O-T-C Bulletin Board, was $ 0.30 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE 4, FOR A DISCUSSION OF MATERIAL ISSUES TO CONSIDER BEFORE PURCHASING SHARES OF OUR COMMON STOCK.

As of the date of this prospectus, neither the Securities and Exchange Commission ("SEC"), nor any state securities commission has approved or disapproved of these securities or made a determination with regard to the truthfulness or completeness of this prospectus. Any representation to the contrary is a criminal offense.



The date of this prospectus is November 19, 2002.

                               TABLE OF CONTENTS


The Company  ...............................         4
Risk Factors ...............................         4
Use of Proceeds ............................         9
Selling Stockholders........................        10
Plan of Distribution........................        11
Legal Matters ..............................        12
Experts ....................................        13
Where You Can Find More Information ........        13
Incorporation of Certain Documents by Reference..   14
Indemnification of Officers and Directors .......   14

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, "HBS," "the Company," "we," "us" and "our" refer to Human BioSystems, a California corporation.

                           FORWARD-LOOKING STATEMENTS

This reoffer prospectus contains "forward-looking statements." Forward-looking statements are our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. These include statements, among others, relating to our planned future actions, our research and development plans, our prospective products, our beliefs with respect to the sufficiency of our cash and cash equivalents, plans with respect to funding operations, projected expense levels and the outcome of contingencies, such as future financial results.

Any or all of our forward-looking statements in this reoffer prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. The uncertainties that may cause differences include, but are not limited to, our ability to obtain collaborative or licensing arrangements; the availability of necessary funds and our ability to raise capital when needed and on reasonable terms, or at all; the market acceptance of our products and potential products; developing or contracting for the necessary manufacturing processes; protecting our intellectual property; and the impact of competition and technological advances.

We will not update forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. You are advised to consult any further disclosures we make in our reports to the Securities and Exchange Commission including our 10-QSB, 8-K and 10-KSB reports. Our filings list various important factors that could cause actual results to differ materially from expected results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

All trademarks, service marks or trade names referred to in this reoffer prospectus are the property of their respective owners.

                                  THE COMPANY

Human BioSystems is a development stage company incorporated on February 26, 1998 under the laws of the State of California. Our principal business objective is to develop and provide economical, non-toxic methods of extending the shelf life and improving the quality of blood platelets and other biological material. We are in our fifth year of research and development. To date, we have been successful in preserving blood platelets for ten days under refrigeration while maintaining cell structure and morphology, which has never been done before to our knowledge. We hope to validate our findings at an independent blood center in California and submit them for government approval in the next quarter.

We will continue efforts on prototype development and the generation of pre-clinical and clinical data in the months ahead. It is anticipated that we will commence human studies by the end of summer of 2002 and submit our first application for FDA approval and begin clinical testing of our first product for blood platelet storage within six months thereafter. In April 2002, we began research on kidney preservation and developing solutions that will operate under refrigerated conditions.


                                  RISK FACTORS

WE HAVE A HISTORY OF LOSSES, AND OUR ACCOUNTANTS HAVE RAISED DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Since our inception in 1998, we have incurred substantial losses from operations, resulting primarily from costs related to research and development and building our infrastructure. Because of our status as a development stage company and the need to conduct additional research and development prior to introducing products and services to the market, we expect to incur net losses for the foreseeable future. If our growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater. We may never achieve profitability. Primarily as a result of these recurring losses, our independent certified public accountants modified their report on our December 31, 2001 financial statements, which are included in this prospectus, to include an uncertainty paragraph wherein they expressed substantial doubt about our ability to continue as a going concern.

We are in the fifth year of research and development, with an accumulated loss during the development stage of $8,861,500. We currently do not know when our research and development will be completed, or if a product will ever result from this research and development activity. We anticipate that the funds spent on research and development activities will need to increase significantly prior to completion of research and development and commercialization of a product. Additionally, we may not be able to secure funding in the future necessary to complete our intended research and development activities.

These conditions give rise to substantial doubt about our ability to continue as a going concern. Our financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent upon our ability to obtain additional financing from the sale of our common stock, as may be required, and ultimately to attain profitability.

WE REQUIRE IMMEDIATE ADDITIONAL CAPITAL.

We currently anticipate that based on our short-term forecast of raising additional funds of $2.5 million, we will have sufficient funds to meet our anticipated needs for working capital, capital expenditures and business operations through December 31, 2002. However, we have raised only $1,490,000 through September 30, 2002. We therefore need to raise additional capital. Obtaining capital will be challenging in a difficult environment, due to the economic downturn in the United States economy. We currently have no commitments for any future funding after December 31, 2002, and there can be no assurance that we will be able to obtain additional funding in the future from either debt or equity financings, bank loans, collaborative arrangements or other sources on terms acceptable to us, or at all. If adequate funds are not available or are not available on acceptable terms when required, we may be required to significantly curtail our operations or may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock.

OUR CHIEF EXECUTIVE OFFICER IS THE SUBJECT OF SEC AND JUSTICE DEPARTMENT PROCEEDINGS FOR SECURITIES FRAUD.

        On August 7, 2002, the United States Attorney for the Eastern District of New York and the Securities and Exchange Commission announced that they were bringing securities fraud charges against us as well as Harry Masuda, our Chief Executive Officer, for allegedly paying an unregistered broker an undisclosed commission in a 1999 and 2000 private placement. The allegations generally charge Mr. Masuda and us with the failure to adequately disclose to investors in this private placement a commission agreement with Larry Bryant, an unlicensed broker-dealer. Remedies sought in these proceedings include criminal penalties and a bar from service as an officer or director of a publicly-traded company. Although we believe that the charges are unwarranted, and that the issues involved in this matter were resolved over two years ago to the full satisfaction of all investors, there can be no assurance that Mr. Masuda will be able to continue to serve as our Chief Executive Officer in the event that the Securities and Exchange Commission receives the remedies that it seeks.

WE ARE A DEVELOPMENT STAGE COMPANY, AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

We are a development stage company, and have yet to produce or sell any products or services. We have only a limited operating history upon which you can evaluate our business and prospects, and have yet to develop sufficient experience regarding actual revenues to be received from our products and services. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

ACTS OF TERRORISM, RESPONSES TO ACTS OF TERRORISM AND ACTS OF WAR MAY IMPACT OUR BUSINESS AND OUR ABILITY TO RAISE CAPITAL.

The September 11, 2001 terrorist attacks in the United States are unprecedented acts of international terrorism. We cannot predict the continued effect of those acts on the economy of the United States or on the global economy. Future acts of war or terrorism, national or international responses to such acts, and measures taken to prevent such acts may harm our ability to raise capital or our ability to operate, especially to the extent we depend upon activities conducted in foreign countries, such as Russia where we currently perform research and development. In addition, the threat of future terrorist acts or acts of war may have effects on the general economy or on our business that are difficult to predict. We are not insured against damage or interruption of our business caused by terrorist acts or acts of war.

OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

We have a very limited operating history, and have no revenue to date. We cannot forecast with any degree of certainty whether any of our products or services will ever generate revenue or the amount of revenue to be generated by any of our products or services. In addition, we cannot predict the consistency of our quarterly operating results. Factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

- our ability to attract new and repeat customers;
- our ability to keep current with the evolving requirements of our target market;
- our ability to protect our proprietary technology;
- the ability of our competitors to offer new or enhanced products or services; and
- unanticipated delays or cost increases with respect to research and development.

Because of these and other factors, we believe that quarter-to-quarter comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, then our stock price may decline.

ESTABLISHING OUR REVENUES AND ACHIEVING PROFITABILITY WILL DEPEND ON OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS.

Much of our ability to establish revenues and to achieve profitability and positive cash flows from operations will depend on the successful introduction of our products in development. Products based on our technologies will represent new methods of treatment and preservation. Our prospective customers, including blood banks, hospitals and clinics, will not use our products unless they determine that the benefits provided by these products are greater than those available from competing products. Even if the advantage from our planned products is clinically established, prospective customers may not elect to use such products for a variety of reasons.

We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products. The completion of the development and commercialization of any of our products under development remains subject to all of the risks associated with the commercialization of new products based on innovative technologies, including unanticipated technical or other problems, manufacturing difficulties and the possible insufficiency of the funds allocated for the completion of such development.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

As a development stage company, we are entering a biological material preservation market that is presently addressed by large companies with extensive financial resources. Those companies include DuPont and Baxter, among others. Additionally, smaller companies with which we may compete include LifeCell Corporation for platelet preservation, Cerus for viral inactivation of platelets and other blood products and Cryo Life for preserving heart valves by cryo-preservation. We have limited funds with which to develop products and services, and many of our competitors have significantly more resources than we do. These companies are active in research and development of biological material preservation, and we do not know the current status of their development efforts. Most of the above competitors have significantly greater financial resources, technical expertise and managerial capabilities than we currently possess.

WE MAY FAIL TO OBTAIN GOVERNMENT APPROVAL OF OUR PROCESSES.

The United States Food & Drug Administration ("FDA") regulates the commercial distribution and marketability of medical solutions and equipment. In the event that we determine that these regulations apply to our proposed products, we will need to obtain FDA approval for such distribution. The process of obtaining FDA approval may be expensive, lengthy and unpredictable. We have not developed our products to the level where these approval processes can be started. We do not know if such approval could be obtained in a timely fashion, if at all. In the event that we do not receive any required FDA approval for certain products, we would not be able to sell such products in the United States.

The regulation of our processes and products outside the United States will vary by country. Noncompliance with foreign country requirements may include some or all of the risks associated with noncompliance with FDA regulation as well as other risks.

WE MAY FAIL TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS.

We believe that the establishment of strategic partnerships will greatly benefit the growth of our business, and we intend to seek out and enter into strategic alliances. We may not be able to enter into these strategic partnerships on commercially reasonable terms or at all. Even if we enter into strategic alliances, our partners may not attract significant numbers of customers or otherwise prove advantageous to our business. Our inability to enter into new strategic alliances could have a material and adverse effect on our business.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

To date, we have had a very limited trading volume in our common stock. As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. In addition, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE; OUR COMMON STOCK IS "PENNY STOCK".

The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for technology companies in particular, has been highly volatile. The trading prices of many technology companies' stocks have recently been highly volatile and have recorded lows well below historical highs.

Factors that could cause such volatility in our common stock may include, among other things:

-  actual or anticipated fluctuations in our quarterly operating results;
-  announcements of technological innovations;
-  changes in financial estimates by securities analysts;
-  conditions or trends in our industry; and
-  changes in the market valuations of other comparable companies.

In addition, our stock is currently traded on the NASD O-T-C Bulletin Board and it is uncertain that we will be able to successfully apply for listing on the AMEX, the NASDAQ National Market, or the Nasdaq SmallCap Market in the foreseeable future due to the trading price for our common stock, our working capital and revenue history. Failure to list our shares on the AMEX, the Nasdaq National Market, or the Nasdaq SmallCap Market, will impair the liquidity for our common stock.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any security that 1) is priced under five dollars,
2) is not traded on a national stock exchange or on NASDAQ, 3) may be listed in the "pink sheets" or the NASD OTC Bulletin Board, 4) is issued by a company that has less than $5 million in net tangible assets and has been in business less than three years, or by a company that has under $2 million in net tangible assets and has been in business for at least three years, or by a company that has revenues of $6 million for three years. Penny stocks can be very risky: penny stocks are low-priced shares of small companies not traded on an exchange or quoted on NASDAQ. Prices often are not available. Investors in penny stocks are often unable to sell stock back to the dealer that sold them the stock. Thus an investor may lose his/her investment. Our common stock is a "penny stock" and thus is subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors, unless the common stock is listed on The Nasdaq SmallCap Market. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may adversely affect the ability of holders of our common stock to resell their shares in the secondary market.

SOME OF THE INFORMATION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "intend", "anticipate", "believe", "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:


-       discuss our expectations about our future performance;

- contain projections of our future operating results or of our future financial condition; or

-       state other "forward-looking" information.

We believe it is important to communicate our expectations to our stockholders. There may be events in the future, however, that we are not able to predict accurately or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline and you could lose all or part of your investment.

OUR COMMON SHAREHOLDERS MAY EXPERIENCE SUBSTANTIAL DILUTION.

The sale of a substantial number of shares of our common stock in the public market, or the prospect of such sales, could materially and adversely affect the market price of our common stock. We are authorized to issue up to 50,000,000 shares of common stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as our Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of our common stock held by existing stockholders. Sales in the public market of substantial amounts of our common stock, including sales of common stock issuable upon exercise of options and warrants, could depress prevailing market prices for our common stock. Even the perception that such sales could occur might impact market prices for the common stock. The existence of outstanding options and warrants may prove to hinder our future equity financings.

                                USE OF PROCEEDS

We will not receive any proceeds from the sale of stock by the selling stockholders. All sales proceeds will be received by the selling stockholders.


                              SELLING STOCKHOLDERS

The shares of common stock to which this reoffer prospectus relates are being registered for reoffers and resales by the selling stockholders, who acquired the common stock pursuant to our 2001 Stock Option Plan, 1998 Statutory Incentive Stock Option Plan, 1998 Nonstatutory Stock Option Plan, a consulting agreement or in cancellation of debt owed by us.

The table below sets forth with respect to the selling stockholders, based upon information available to us as of October 30, 2002, the number of shares of our common stock owned (including, where applicable, the common stock covered by this reoffer prospectus, shares of our common stock not covered by this reoffer prospectus and options to purchase our common stock), the number of shares of common stock registered by this reoffer prospectus and the number and percent of outstanding shares of common stock that will be owned after the sale of the registered common stock assuming the sale of all of the registered common stock.

                    Number of        Number of       Number of        Percent of Class
                    Shares           Shares Being    Shares to be     Beneficially
                    Beneficially     Offered         Beneficially     Owned After
                    Owned Prior to                   Owned After      Offering
                    Offering                         Offering

Victoria Dampier      20,000             20,000          --               --
James Foster          60,000             60,000          --               --
Victor Ivashin       360,000             30,000        330,000           1.7%
David Lucas           22,222             22,222           --              --
Harry Masuda       1,281,800            260,000      1,021,800           5.3%
Hidaya Medizazeh       5,000              5,000          --               --
Jennie Meehan          5,000              5,000          --               --
Paul Okimoto       1,030,611            111,111        919,500           4.8%
Kenneth Schoniger     60,000             60,000          --               --
Ard Sealy             40,000             40,000          --               --
Eric Slayton          16,000             16,000          --               --
Robert Strom          63,329             53,333          9,996             *
Dr. Mike Strong       16,000             16,000           --              --
Dr. Luis Toledo      282,222            282,222           --              --
George Tsukuda       109,667             33,600         76,067             *
Rachmat Umar         252,000            252,000           --              --
                   -----------        ----------     ----------       ---------
       TOTAL       3,623,851          1,266,488      2,357,363          12.1%

*       Less than one percent.

        Shares listed as owned by Mr. Strom include 20,000 shares held of record by Strom Sales, a corporation owned by Mr. Strom, and 9,996 shares held of record by Mr. Strom and his spouse.


                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees, transferees, may sell any or all of the shares of common stock for value from time to time under this reoffer prospectus in one or more transactions on the Over-the-Counter Bulletin Board or any stock exchange, market or trading facility on which the common stock is traded, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

  - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  - an exchange distribution in accordance with the rules of the applicable exchange;

  -    privately negotiated transactions;

  -    underwritten offerings;

  -    short sales;

  - agreements by the broker-dealer and a selling stockholder to sell a specified number of such shares at a stipulated price per share;

  -    a combination of any such methods of sale; and

  -    any other method permitted by applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, under Section 4(1) of the Securities Act or directly to us in certain circumstances rather than under this reoffer prospectus.

Unless otherwise prohibited, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with a selling stockholder. The selling stockholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If a selling stockholder sells shares short, he or she may redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling stockholder may loan his or her shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. A selling stockholder may also pledge shares to his or her brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. To our knowledge, no selling stockholder has entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of his or her shares other than ordinary course brokerage arrangements, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by a selling stockholder.

The selling stockholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

There is no assurance that the selling stockholders will sell all or any portion of the shares of common stock offered.

We will pay all expenses in connection with this offering and will not receive any proceeds from sales of any common stock by the selling stockholders.


                                 LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Silicon Valley Law Group, San Jose, California.


                                    EXPERTS

The financial statements at December 31, 2001, and for the two years then ended, incorporated by reference in this prospectus have been audited by L.L. Bradford & Company, LLC, independent certified public accountants, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding our ability to continue as a going concern, appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-8. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document. You may review a copy of the Registration Statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800- SEC-0330. We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission. Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents that we filed with the SEC are incorporated herein by reference:

(a) Our latest annual report filed on Form 10-KSB for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission pursuant to
Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

(b) Our quarterly reports on Form 10-QSB for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002, filed with the Securities and Exchange Commission pursuant to Section 13(a) of the Exchange Act.

(c) The description of our common stock contained in the section of our Registration Statement on Form SB-2/A as filed on January 30, 2002 entitled, "Description of Capital Stock."

In addition, all documents that we have filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this reoffer prospectus, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement of which this prospectus is a part, and to be a part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this reoffer prospectus is delivered a copy of any or all documents incorporated by reference into this reoffer prospectus except the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You may request copies by writing Ms. Rosemarie Repetto at rose@hyperbaricsystems.com or calling (650) 323-0943 .


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Amended and Restated Articles of Incorporation ("Articles") include provisions to eliminate the personal liability of our directors to the fullest extent permitted by Section 204(a)(10) under the General Corporation Law of California (the "California Law"). Our Articles also include provisions that authorize us to indemnify its directors and officers to the fullest extent permitted by Sections 204 and 317 of the California Law. Our Bylaws also provide us with the authority to indemnify its other officers, employees and other agents as set forth in the California Law. Pursuant to Sections 204 and 317 of the California Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation, and with respect to a manner they reasonably believed to be in the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

A corporation may not eliminate liability: (i) for acts or omissions involving intentional misconduct or knowing and culpable violations of law; (ii) for acts or omissions that the individual believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the individual; (iii) for any transaction from which the individual derived an improper personal benefit; (iv) for acts or omissions involving a reckless disregard for the individual's duty to the corporation or its shareholders when the individual was aware or should have been aware of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to any abdication of the individual's duty to the corporation or its shareholders; or (vii) for improper distribution to shareholders and loans to directors and officers. Also, a corporation may not eliminate liability for any act or omission occurring prior to the date on which the corporation authorizes indemnification of its directors, officers, employees and agents.

We have entered into agreements with our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The above discussion of our Amended and Restated Articles of Incorporation and the General Corporation Law of California is only a summary and is qualified in its entirety by the full text of each of the foregoing.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this registration statement:

(a) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2001 and filed with the Securities and Exchange Commission;

(b) The Registrant's Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002, and filed with the Securities and Exchange Commission;

(c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form SB-2/A filed on January 30, 2002 with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

(d) All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Since the end of the fiscal year covered by the annual report referred to in (a) above.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Amended Articles of Incorporation and the Bylaws of the Registrant provide for the indemnification of the directors and agents of the Registrant to the fullest extent permissible under California law, and in excess of that expressly permitted by Section 317 of the California Corporation Law. Additionally, the Company has entered into Indemnification Agreements with each of its officers and therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, unenforceable.

ITEM 8. EXHIBITS.

The following Exhibits are filed as part of this registration statement:

Exhibit Number          Description of Exhibit
-------------           ----------------------

4.1     2001 Stock Option Plan of the Registrant.(1)

4.2     1998 Statutory Incentive Stock Option Plan of the Registrant.(2)

4.3     1998 Non-Statutory Incentive Stock Option Plan of the Registrant.(2)

4.4 Form of Stock Option Agreement under the 2001 Stock Option-Plan of the Registrant.(1)

4.5     Form of Stock Option Agreement under the 1998 Statutory-
        Incentive Stock Option Plan of the Registrant.(2)

4.6 Form of Stock Option Agreement under the 1998 Non-Statutory-Incentive Stock Option Plan of the Registrant.(2)

5.1     Opinion of Silicon Valley Law Group.

23.1    Consent of Silicon Valley Law Group (included in Exhibit 5.1).

23.2    Consent of L.L. Bradford & Company, LLC.
------------------------------
     (1) Incorporated by reference to the Registrant's Definitive Proxy Statement filed with the US Securities and Exchange Commission on September 19, 2002
     (2) Incorporated by reference to the Registrant's Registration Statement on Form 10-SB, filed with the US Securities and Exchange Commission on December 8, 2000

ITEM 9.         UNDERTAKINGS

     (a)  The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California, on November 18, 2002.

HUMAN BIOSYSTEMS

By: /s/Harry Masuda
      --------------
        Harry Masuda
        Chief Executive Officer



        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                         TITLE                        DATE

/s/ HARRY MASUDA         President, Chief Financial
    -------------        Officer,Chief Executive Officer
     Harry Masuda        and a Director                   November 19, 2002




/s/ PAUL OKIMOTO         Chairman of the Board            November 19, 2002
    ------------
     Paul Okimoto



/s/ GEORGE TSUKUDA        Director                        November 19, 2002
    --------------
    George Tsukuda

EXHIBIT INDEX

Exhibit Number          Description of Exhibit
-------------           ----------------------

4.1     2001 Stock Option Plan of the Registrant.(1)

4.2     1998 Statutory Incentive Stock Option Plan of the Registrant.(2)

4.3     1998 Non-Statutory Incentive Stock Option Plan of the Registrant.(2)

4.4 Form of Stock Option Agreement under the 2001 Stock Option-Plan of the Registrant.(1)

4.5     Form of Stock Option Agreement under the 1998 Statutory-
        Incentive Stock Option Plan of the Registrant.(2)

4.6 Form of Stock Option Agreement under the 1998 Non-Statutory-Incentive Stock Option Plan of the Registrant.(2)

5.1     Opinion of Silicon Valley Law Group.

23.1    Consent of Silicon Valley Law Group (included in Exhibit 5.1).

23.2    Consent of L.L. Bradford & Company, LLC.
------------------------------
     (1) Incorporated by reference to the Registrant's Definitive Proxy Statement filed with the US Securities and Exchange Commission on September 19, 2002

     (2) Incorporated by reference to the Registrant's Registration Statement on Form 10-SB, filed with the US Securities and Exchange Commission on December 8, 2000